Exhibit 5.2

Heenan Blaikie

Of Counsel
The Right Honourable Pierre Elliott Trudeau, P.C., C.C., C.H., Q.C., FRSC (1984 - 2000)
The Right Honourable Jean Chrétien, P.C., C.C., O.M., Q.C.
The Honourable Donald J. Johnston, P.C., O.C., Q.C.
Donald R. Munroe, Q.C.
Pierre Marc Johnson, G.O.Q., FRSC
The Honourable Michel Bastarache, C.C.
The Honourable René Dussault, FRSC
Peter M. Blaikie, Q.C.
André Bureau, O.C.

June 6, 2013

Lions Gate Entertainment Inc.
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404

Lions Gate Entertainment Corp.
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9

Dear Sir or Madam:

Re: Registration of Securities of Lions Gate Entertainment Inc. and Lions Gate Entertainment Corp.

1055 West Hastings Street Suite 2200 Vancouver, British Columbia Canada V6E 2E9 heenanblaikie.com

We have acted as Canadian counsel to Lions Gate Entertainment Corp., a company existing under the laws of British Columbia (the “Company”) and Lions Gate Entertainment Inc., a Delaware corporation (“LGEI”). At your request, we have examined the Registration Statement of the Company and LGEI on Form S-3 dated June 6, 2013 (the “Registration Statement”) in connection with the registration under the United States Securities Act of 1933 of (i) $60,000,000 aggregate principal amount of 1.25% convertible senior subordinated notes due 2018 (the “Notes”) issued by LGEI, (ii) the guarantee by the Company of such Notes (the “Guarantee”), and (iii) the Conversion Shares (as defined herein). The Notes have been issued pursuant to an indenture dated April 15, 2013 among LGEI, the Company and U.S. Bank National Association (the “Indenture”). In accordance with the terms and conditions of the Indenture and subject to adjustment in certain circumstances as provided therein, the Notes are initially convertible into 2,000,000 common shares of the Company being 33.33333 common shares of the Company per $1,000 principal amount of Notes (the “Conversion Shares”).

In our capacity as such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we considered appropriate including, without limitation:

(a) the Registration Statement;

(b) the Indenture;

(c) the Guarantee;

(d) the purchase agreement by and between the Company, LGEI and Kornitzer Capital Management, Inc. dated April 15, 2013;

(e) the Notice of Articles of the Company as currently in effect;

(f) the Articles of the Company as currently in effect (together with the Notice of Articles, the “Constating Documents”); and

(g)                                  consent resolutions of the Strategic Advisory Committee of the Company’s board of directors dated April 10, 2013 approving the execution and delivery of the Indenture, the Guarantee and related matters.

Our opinions expressed herein are limited to the current laws of the Province of British Columbia and those federal laws of Canada applicable therein and should not be relied upon, nor are they given, in respect of the laws of any other jurisdiction.

In connection with the opinions expressed herein, we have considered such questions of law and examined such statutes, public and corporate records, certificates of governmental authorities and officers of the Company, other documents and conducted such other examinations as we have considered necessary for the purpose of our opinion.

For the purposes of the opinions expressed herein, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies.

For the purpose of the opinion in paragraph 2 below, we have assumed the enforceability of the Guarantee under the laws of the State of New York and have assumed that the applicable laws of the State of New York would not offend fundamental public policy as would be considered by a court of competent jurisdiction in the Province of British Columbia.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1. The Conversion Shares issuable upon conversion of the Notes, when issued in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

2.              The execution, delivery and performance of the Guarantee have been duly authorized by the Company, the Guarantee has been duly executed and delivered by the Company, and the execution, delivery and performance of the Guarantee do not result in any breach or default under, nor conflict with, the Constating Documents, any resolutions of the Company or any applicable laws of the Province of British Columbia or the federal laws of Canada applicable therein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference of our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Yours truly,

/s/ Heenan Blaikie LLP

Heenan Blaikie LLP